EXHIBIT 21.1

SUBSIDIARIES

As of December 31, 2015*, the following were the Registrant's significant active operating Subsidiaries:

Name: GrowLife Hydroponics, Inc.

Country of Organization:   Registered in Delaware and active in California, Delaware, Maine, Colorado and New Hampshire

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.

Name: Rocky Mountain Hydroponics, LLC

Country of Organization:   Registered in Delaware and active in Colorado

Percent Ownership by Registrant:   100.0% by GrowLife Hydroponics, Inc.

Name: Evergreen Garden Center, LLC

Country of Organization:   Registered in Delaware and active in Delaware and Maine

Percent Ownership by Registrant:   100.0% by GrowLife Hydroponics, Inc.

Name: Soja, Inc.

Country of Organization:   Registered in California

Percent Ownership by Registrant:   100.0% by GrowLife Hydroponics, Inc.

As of December 31, 2015, the following were the Registrant's significant non-active operating Subsidiaries:

Name: Phototron, Inc.

Country of Organization:   Registered in California and is expected to be deactivated in California

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.

Name: SG Technologies Corporation

Country of Organization:   Registered in Nevada and is expected to be deactivated in Nevada and California

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.

Name: Business Bloom, Inc.

Country of Organization:   Registered in California and is expected to be deactivated in California

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.

Name: GrowLife Productions, Inc.

Country of Organization:   Registered in California and is expected to be deactivated in California

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.

*See Note 18 on Subsequent Events regarding “Dissolution of Certain Non-Operating Subsidiaries.” Certain subsidiaries set forth on this Exhibit 21.1 are being dissolved subsequent to December 31, 2015.